Exhibit 99.2 Press Release

FOR IMMEDIATE RELEASE
Thursday, January 16, 2003
Source: INRAD, Inc.

INRAD Issues Subordinated Convertible Promissory Note

        NORTHVALE, NJ, January 16—INRAD, Inc. (OTC Bulletin Board: INRD:OB) todayannounced that it has issued a 6.0% subordinated convertible promissory note, $1 million principal amount, due January 31, 2006. Interest accrues annually and is payable at maturity. The holder may, at any time prior to the maturity date, convert all or a portion of the principal and accrued interest to shares of Issuer's Common Stock. The conversion price will be the same price at which common stock is first issued to an unrelated third party investor after the date of this note. If none occurs within 12 months, the conversion price will be as mutually agreed by INRAD and the note holder to represent "fair market value".

        Dan Lehrfeld, President and CEO of INRAD commented, "The proceeds from this subordinated note will be used for general working capital needs. As we stated this summer, we have turned to the private equity arena to raise capital to finance both our near-term working capital and our acquisition program financial needs. The "to-be-determined" conversion price on this subordinated convertible note reflects the fact that we plan to raise significant additional cash for acquisition purposes during the next 12 months."

        INRAD, Inc. develops, manufactures, and supplies products for key Photonics Industry sectors via its four related product areas: Crystals and Crystal Components, Custom Optics, Systems and Instruments, and Thin Film Services. Its customers include leading corporations in the Laser Systems, Semiconductor Inspection Equipment, Telecommunications and Defense industries, as well as the U.S. Government. Its products are also used extensively by researchers at National Laboratories and Universities world-wide.

        Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", "will", "plan", or similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to implement its growth strategy, inability to raise capital, inability to consummate acquisitions, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The forward looking statements made in this news release are made as of the date hereof and INRAD does not assume any obligation to update publicly any forward looking statement.